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                                 Exhibit 99.1

NEWS RELEASE

            Siebel Systems Completes Acquisition of OnTarget, Inc.


                Siebel Systems to Offer Customers a Seamlessly
Integrated Front Office Solution, Including Strategy, Methodology and Software


San Mateo, CA - December 1, 1999 - Siebel Systems, Inc. (Nasdaq: SEBL) today announced that it has closed its acquisition of OnTarget, Inc., a leading provider of consulting services and training programs for sales and marketing organizations, pursuant to the terms of a definitive acquisition agreement executed on November 17, 1999.

Under the terms of the agreement, each outstanding share of OnTarget common stock was exchanged, at a fixed exchange ratio of approximately 0.3078, for newly issued shares of common stock of Siebel Systems. This resulted in the issuance of approximately 3.7 million additional Siebel Systems' shares, valued at approximately $250 million, based upon Siebel Systems' closing price as of December 1, 1999. In addition, all outstanding employee stock options of OnTarget were converted into approximately 0.3 million Siebel Systems options at the same exchange ratio.


About Siebel Systems

Siebel Systems, Inc. (Nasdaq: SEBL) is the world's leading supplier of Web-based front office software systems. Siebel Systems provides an integrated family of sales, marketing and customer service application software for field sales, customer service, telesales, telemarketing, field service, third-party resellers and Internet based eCommerce. Siebel Systems' products are designed to meet the needs of small, medium and large businesses. Siebel Systems' sales and service facilities are deployed locally in more than 20 countries and can be reached through the World Wide Web at www.siebel.com.
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About OnTarget

OnTarget, Inc. is a professional services firm that provides a complete curriculum of sales training programs, consulting services and field application tools to help companies achieve competitive advantage and strengthen relationships with customers and partners. The company has proven solutions for winning major sales opportunities, penetrating and growing

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                          Siebel Systems Completes Acquisition on OnTarget, Inc.
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and healthcare. OnTarget delivers its offerings to more than 450 companies worldwide, including AT&T, BellSouth, Cisco Systems, Compaq, CSC, Dell, Deloitte & Touche, Hewlett-Packard, IBM, KPMG, Lucent Technologies, Microsoft, Oracle, Pfizer, SAP, Siemens and SmithKline Beecham.

OnTarget had revenues of approximately $18 million in 1998 and $30 million for the nine-month period ended September 30, 1999. OnTarget employs more than 90 professional sales consultants and 175 employees worldwide. The company maintains offices in Atlanta, Dallas and San Jose. European headquarters are located in Geneva, Switzerland, with additional offices in Dusseldorf and London. Asia Pacific headquarters are located in Hong Kong with representatives or agents in Australia, New Zealand and Japan. For more information, please visit http://www.ontarget.com.
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Media Contact:

     Tamara Ireland Stone
     Siebel Systems, Inc.
     650-295-5455
     tstone@siebel.com


Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. The success of the acquisition and future operating results of Siebel Systems may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with acquisition, such as the potential difficulties in the assimilation of operations, strategies, technologies, methodologies and products of the acquired company, the risk of loss of key personnel of the acquired company, diversion of management attention from other business concerns, business risks including the risk of variations in quarterly operating results, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Siebel Systems are included in Siebel Systems' Report on Form 10-K for the year ended December 31, 1998 and its other filings with the Securities and Exchange Commission.

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

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